AXA EQUITABLE LIFE INSURANCE COMPANY

FORM OF FUNDING AGREEMENT

Buyer:	[ ]

Seller:	[ ]

Funding Agreement Number:	FA-[ ]

AXA Equitable Life Insurance Company (hereinafter referred to as “AXA Equitable”) will make the payments required by this Funding Agreement (hereinafter referred to as “Agreement”), subject to its terms and conditions.

This Agreement is issued in consideration of the Purchase Payment(s) (one or more deposit of funds to be held in a separate account in accordance with the terms herein) in connection with an agreement between an acquiring entity [                    ] (the “Buyer”), a selling entity [                    ] (the “Seller”) and a Seller Representative, if any (collectively, the “Parties”).

IN WITNESS WHEREOF, AXA Equitable has caused this Agreement to be executed as of its Effective Date. The date the initial Purchase Payment is received and this Agreement and the Final Term Sheet (hereafter referred to as “Exhibit A”) are issued, shall be the Effective Date, as set forth in Exhibit A of this Agreement.

AXA EQUITABLE LIFE INSURANCE COMPANY, a stock life insurance company.

Home Office address: [1290 Avenue of the Americas, New York, New York 10104]

[	[

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer]	Secretary and Associate General Counsel]

Processing Office: [1290 Avenue of the Americas, New York, New York 10104]

FA-MA2014

FORM OF FUNDING AGREEMENT

FUNDING ACCOUNT – NON-PARTICIPATING

SECTION 1 – FUNDING AGREEMENT AND FUNDING THE ACCOUNT

1.1	FUNDING AGREEMENT

This Agreement is established to hold assets relating to a transaction between the Parties named herein.

AXA Equitable guarantees the return of the initial Purchase Payment and subsequent Purchase Payments, if any, plus accrued interest earned, including any amounts paid from the Funding Account in satisfaction of any Claims (defined below), subject to Section 4 of this Agreement.

1.2	FUNDING ACCOUNT AND PURCHASE PAYMENT

The [Buyer] will transmit the Purchase Payment specified in Exhibit A to AXA Equitable. Upon receipt of the Purchase Payment, AXA Equitable will establish and maintain on its books an account (the “Funding Account”). AXA Equitable is neither a trustee nor a fiduciary with respect to the Funding Account.

The balance in the Funding Account at the end of any day will be equal to the sum of all Purchase Payments, minus any withdrawals to pay claims or other permissible redemptions (“Claims”) pursuant to Section 3 and plus any interest. Interest will accrue on the Purchase Payment(s) at the Initial Crediting Rate, subject to the provisions of Section 2 of this Agreement. The Principal amount at any time equals the sum of all Purchase Payment(s) minus the sum of all Claims paid in accordance with the terms herein.

All funds received by AXA Equitable under this Agreement shall become part of AXA Equitable’s Separate Account [212]. Separate Account [212] is a pooled, insulated market value and non-unitized separate account. AXA Equitable guarantees that the assets in the Separate Account will at least equal the liabilities under the funding agreements held therein. The assets in the Separate Account are held separate from other assets and are not part of AXA Equitable’s general account. This means that the assets in the Separate Account will not be chargeable with liabilities which arise out of any other business AXA Equitable conducts. All income, gains and losses whether or not realized, from the assets allocated to the Funding Agreement will be credited to or charged against the Separate Account without regard to other income, gains, or losses of AXA Equitable. In the event that AXA Equitable is found by a court to be insolvent, the Buyer and Seller will have a Claim against the assets of the Separate Account, which is segregated from AXA Equitable’s other assets and insulated from the Claims that other creditors may have against AXA Equitable.

AXA Equitable will accept subsequent Purchase Payment(s) from the Buyer subject to the terms of this Agreement.

The cumulative amount of all subsequent Purchase Payments, including the initial Purchase Payment, cannot exceed the maximum Purchase Payment limit as set forth in Exhibit A.

Subsequent Purchase Payments are [not] allowed after the Maturity Date specified in Exhibit A without the prior written approval of AXA Equitable, unless expressly contemplated in Exhibit A.

AXA Equitable will adjust the crediting rate for subsequent Purchase Payments as described in Section 2 of this Agreement.

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1.3	MANNER OF PAYMENT

The Purchase Payment and any subsequent Purchase Payments must be in U.S. currency. The Purchase Payment and all subsequent Purchase Payments, if applicable, must be made payable to AXA Equitable and the funds transmitted via wire transfer.

1.4	DURATION

This Agreement will be effective from the Effective Date to the agreed upon Maturity Date specified in Exhibit A or to the agreed upon extended Maturity Date.

SECTION 2 – CREDITING RATE(S)

2.1	CREDITING RATE

Interest will be credited initially at a daily rate equivalent to the crediting rate specified in Exhibit A.

Interest will be calculated as simple interest on the Purchase Payment(s) received, less any Claims paid from the Funding Account. Interest will accrue beginning the day [immediately following the day] the Purchase Payment is received. The accrued interest is guaranteed subject to Section 4.

The crediting rate is applied under this Agreement from the date of receipt of the initial Purchase Payment through the Maturity Date subject to adjustment pursuant to the terms of this Agreement. The crediting rate may be adjusted if any of the following occur: (a) AXA Equitable receives subsequent Purchase Payments, (b) cumulative Claims are paid from the Funding Account in excess of 20% of the total Purchase Payment(s) received by AXA Equitable prior to the Maturity Date (see Section 2.2 below), (c) AXA Equitable declares a pooled crediting rate adjustment (see Section 2.3 below) or (d) the Maturity Date is changed, as described in Section 5. The crediting rate may be adjusted downward, including below the Initial Minimum Crediting Rate specified in Exhibit A, but it will never be less than zero.

Receipt of subsequent Purchase Payment(s) will result in a dollar-weighted blended crediting rate for the Funding Account. The dollar-weighted blended crediting rate is determined by the sum of: (a) the previous Purchase Payment(s) under the Agreement, multiplied by the current crediting rate under the Agreement and (b) the current Purchase Payment under the Agreement, multiplied by the crediting rate AXA Equitable has declared for new Funding Agreements based on the date received and the remaining time until maturity. The sum of (a) and (b) is divided by the sum of all Purchase Payment(s) made under the Agreement, to equal the dollar-weighted blended crediting rate. Such new blended crediting rate is not to exceed the current crediting rate; however, AXA Equitable reserves the right to set the blended crediting rate at a higher rate. The blended crediting rate may be adjusted in the event any of the following occur: (a) Claims are paid from the Funding Account in excess of 20% of the total Purchase Payment(s) received by AXA Equitable (see Section 2.2 below), or (b) a pooled crediting rate adjustment (see Section 2.3 below). The blended crediting rate may be adjusted below the minimum crediting rate specified in Exhibit, A but it will never be less than zero.

AXA Equitable will accept subsequent Purchase Payments after Claims are paid, unless the remaining Principal in the Funding Account has been reduced to zero prior to receipt of any subsequent Purchase Payment(s) and no subsequent Purchase Payments are contemplated in Exhibit A.

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2.2	CLAIMS-RELATED CREDITING RATE ADJUSTMENT

The crediting rate of the Funding Account may be adjusted in the event that the aggregate amount of Claims paid from the Separate Account prior to the scheduled Maturity Date (disregarding any extensions thereof) and since any previous Claims-related crediting rate adjustment exceeds 20% of the total Purchase Payment(s) less Claims paid through the last Claims-related crediting rate adjustment (or since the Effective Date if there has been no prior Claims-related crediting rate adjustment). The adjustment to the crediting rate will be calculated by applying the Claims-related crediting rate adjustment calculation to each Claim that results in aggregate Claims paid from the Separate Account prior to the scheduled Maturity Date (disregarding any extensions thereof) exceeding the 20% threshold as of the date the Claim is processed. The Claims-related crediting rate adjustment is calculated by multiplying the difference between the dollar-weighted average of the interest rate on a [two-year] Treasury bond on the date of each Purchase Payment and the interest rate on the [two-year] Treasury bond as of the date of the Claim payment that triggers the Claims-related crediting rate adjustment by the amount of the Claim that triggers the Claims-related crediting rate adjustment divided by the difference between the total amount of the Purchase Payments and the total Claim amount. If the Claims-related crediting rate adjustment is equal or greater than zero, there will be no change to the crediting rate. Such Claims-related crediting rate adjustment is effective as of the date of payment of the excess Claim(s) payment (s) and shall remain in effect for the duration of this Agreement, subject to any further adjustments as described in this Section or Section 2.1 above. The Claims-related crediting rate adjustment may be below the Initial Minimum Crediting Rate specified in Exhibit A, but never below zero.

2.3	POOLED CREDITING RATE ADJUSTMENT

AXA Equitable reserves the right to declare a pooled crediting rate adjustment at any time during the term of the Agreement. Such pooled rate adjustment will be declared only in instances of losses in the assets AXA Equitable holds in the Separate Account due to default, downgrade, or sale to avoid default due to creditworthiness. Such an adjustment will apply to the then-current crediting rate and/or blended crediting rate, as applicable, on the date on which the adjustment is declared. Notwithstanding the foregoing, once such an adjustment is declared, a subsequent pooled crediting rate adjustment cannot be declared for at least [90] days following a declaration of the previous pooled crediting rate adjustment. The adjusted pooled crediting rate may be adjusted below the Initial Minimum Crediting Rate specified in Exhibit A, but never below zero.

SECTION 3 – CLAIMS

3.1	CLAIMS

Any request for payment in satisfaction of a Claim to which a party may be entitled from the Funding Account must be submitted in writing by the [Buyer, or by the Account Administrator, and must be approved by either (i) Instructing Parties jointly or (ii) an arbitrator or court of competent jurisdiction] over such Claim pursuant to a final, non-appealable ruling. Upon receipt of proper notice of an approved Claim for payment from the Funding Account, AXA Equitable will withdraw the specified amount from the Funding Account and pay such amount to the [Buyer] or the Paying Account if so directed in such written notice.

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SECTION 4 – TERMINATION OF THE FUNDING AGREEMENT

4.1	Funding Agreement Termination Due to Claims

In the event that a Claim reduces the Funding Account to zero, this Agreement will be terminated, if no subsequent Purchase Payments are contemplated in Exhibit A. No accrued interest will be paid to the Buyer if the Principal is sufficient to satisfy any and all Claims paid to Buyer; otherwise, accrued interest will be available to the Buyer for Claims in excess of Principal.

[AXA Equitable has the right to terminate the Agreement prior to the stated Maturity Date if the Funding Account is reduced to [10%] of the total Purchase Payment(s). Upon such termination, the Funding Account with accrued interest will be distributed as instructed by the [Buyer and Seller, or by an arbitrator, or a court of competent jurisdiction

4.2	Voluntary Early Termination

The Instructing Parties acting together or an appointed arbitrator, or a court of competent jurisdiction, may provide AXA Equitable with written authorization and instructions to terminate the Agreement prior to the stated Maturity Date.

Upon a voluntary early termination, the Principal amount, net of Claims made against the Funding Account, plus accrued interest will be distributed after the deduction of a [one-way downward] [Market Value Adjustment], if any.

[4.3	[Market Value Adjustment] for Voluntary Early Termination

The [Market Value Adjustment] for a voluntary early termination described in Section 4.2 will be calculated by the following formula.

The [Market Value Adjustment] is equal to the greater of:

(A)	zero; and

(B)	the product of (1) and (2) and (3), where

(1)	is the Treasury Rate Change, which is equal to (i) the interest rates on the [two-year] Treasury bond at the date of termination minus (ii) the dollar-weighted average of the interest rates on [two-year] Treasury bonds at the time of each Purchase Payment, and

(2)	is a fraction equal to the number of calendar days from the date of termination through the Maturity Date of the Agreement, divided by 365, and

(3)	is the total Purchase Payment(s), minus total Claims for payment paid from the Funding Account, as of the date of termination.

The interest rate on a [two-year] Treasury bond will be determined by using the applicable rate of interest (on an annual effective yield basis) specified in the United States Treasury Department’s Constant Maturity Series for the date of calculation. To the extent that the data required for the calculation of the [Market Value Adjustment] are not available, AXA Equitable will make reasonable estimates.]

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SECTION 5 – MATURITY

5.1	MATURITY

This Agreement will mature on the date specified in Exhibit A, as may be extended as set forth herein. On the Business Day following the Maturity Date, the balance in the Funding Account not subject to pending Claims will be distributed to the Paying Account, after confirmation by the Account Administrator of no pending Claims, as instructed by the Instructing Parties.

The Maturity Date shall automatically be extended with respect to any amounts subject to any pending Claims that have not been resolved as of the Maturity Date set forth in Exhibit A. Additionally, the Maturity Date may be extended by the Instructing Parties regardless of any pending Claims, by providing AXA Equitable with written notice [30 days] prior to the Agreement’s Maturity Date shown in Exhibit A. Such written notice of a voluntary extension must be signed by authorized individuals of both the Instructing Parties, or by an arbitrator, or a court of competent jurisdiction.] The notice must specify a new Maturity Date which may not be greater than [5 years] from the Effective Date of the Agreement. [AXA Equitable reserves the right to deny a maturity extension request.] If the maturity extension notice is not received [30] days prior to the Agreement’s Maturity Date, AXA Equitable will distribute the balance in the Funding Account to the Paying Account, as instructed by the Instructing Parties, or by an arbitrator, or a court of competent jurisdiction.

If the Agreement’s Maturity Date is extended, the assets will remain in the Funding Account until the new Maturity Date. The remaining Principal will continue to accrue simple interest and the crediting rate will be adjusted to the lesser of (i) the current crediting rate and (ii) short-term crediting rate as determined by AXA Equitable. AXA Equitable will continue to pay approved Claims.

At the new Maturity Date, the balance (including accrued interest) in the Funding Account will be distributed to the Paying Account, as instructed by the Instructing Parties, or by an arbitrator, or a court of competent jurisdiction, subject to the following, if the maximum duration is reached.

This Agreement has a maximum duration of [5 years] from the Effective Date of this Agreement. If, within [60] days prior to the date the [5 year] maximum is reached, AXA Equitable has not received written distribution instructions, the balance (including accrued interest) in the Funding Account will be distributed to the Paying Account.

As of the Maturity Date, any Claims that have been identified but not yet resolved will cause such unresolved Claim amount to be held back from any payments made on the Maturity Date, as follows. On the Maturity Date, the accrued interest and the Principal amount net of the total unresolved Claim amount will be distributed to the Paying Account as instructed by the Instructing Parties, or by an arbitrator, or a court of competent jurisdiction. Such unresolved Claim amount will continue to accrue simple interest and the crediting rate will be adjusted to the lesser of (i) the current crediting rate and (ii) the short-term crediting rate as determined by AXA Equitable. AXA Equitable reserves the right to reduce the crediting rate, but not below [0.00%], for Principal amounts withheld for unresolved Claim amounts.

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SECTION 6 – GENERAL TERMS

6.1	ENTIRE AGREEMENT

This Agreement and Exhibit A which is attached hereto, constitute the entire Agreement between AXA Equitable and the Parties. No modification or amendment to this Agreement will be valid unless it is in writing and signed by the Instructing Parties and an officer of AXA Equitable.

6.2	SELLER REPRESENTATIVE; PAYING ACCOUNT; ACCOUNT ADMINISTRATOR; COURT ORDERS

“Account Administrator” means an entity or an individual designated and authorized by the Parties to act on their behalf with regard to its responsibilities under this Agreement and named in Exhibit A, or any successor, as communicated to AXA Equitable in documentation acceptable to AXA Equitable. All instructions provided to AXA Equitable by the Account Administrator must be accompanied by acceptable written documentation evidencing approval of such instructions by the Parties. The Account Administrator has no authority to take any action under this Agreement without such instructions as are explicitly approved by the Instructing Parties in writing, and AXA Equitable will not accept or act upon any instructions from the Account Administrator unless accompanied by such signed authorization from the Instructing Parties.

“Instructing Parties” means the Buyer and Seller (or Seller Representative, if one is designated in Exhibit A), acting jointly, including through the Account Administrator.

“Paying Account” means a United States-based bank or trust account listed on Exhibit A, which account must be subject to regulation by a United States or state governmental agency with authority over banks or trust companies. The Instructing Parties may change the designated Paying Account upon written request to and approval by AXA Equitable.]

“Seller Representative” means an entity or an individual designated and authorized to act on behalf of the Seller or its current or former equity holders with regard to its responsibilities under this Agreement and named in Exhibit A, or any successor, as communicated to AXA Equitable in documentation acceptable to AXA Equitable.

For purposes of clarification, no payment will be made hereunder pursuant to an instruction from an arbitrator or court of competent jurisdiction unless such instruction or other supporting documentation makes clear that such order is final, binding and non-appealable. A final court order is one where the party charged in the order has agreed in writing not to appeal the order.

6.3	NOTICE

Except as otherwise provided herein, all notices given to AXA Equitable pursuant to this Agreement shall be in writing, and shall be delivered by fax, mail or email to the locations listed below or at such other address or to the attention of such other persons as an authorized representative of AXA Equitable shall have designated.

This Agreement [and any documents contemplated by this Agreement] may be signed in counterparts, and signed copies transmitted by facsimile or digitally shall be acceptable for all purposes hereunder and in connection herewith.

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Any Claims forms to be submitted in accordance with section 3.1 may be securely imaged and transmitted via email to such email address(es) as may be designated by AXA Equitable. AXA Equitable reserves the right to require paper copies or confirm the accuracy of such images at its sole discretion.

AXA Equitable

Attention:

[Mr. John Doe]

[1290 Avenue of the Americas

New York, NY 10104]

Facsimile:

Telephone:

Email:

6.4	ASSIGNMENT

[Other than an assignment to a successor entity pursuant to a merger or acquisition transaction, neither this Agreement, nor any right, title or interest in or to this Agreement may be sold, transferred, anticipated, assigned, hypothecated or alienated in any manner whatsoever by the Parties unless AXA Equitable and the Parties shall have consented in writing to the proposed sale, transfer, anticipation, assignment, hypothecation or alienation.

Until such time, as the conditions set forth above have been fulfilled, AXA Equitable shall not be obligated to make any payments to or at the direction of anyone other than the person shown on AXA Equitable’s books and records as the Parties to the Agreement. Once the foregoing conditions have been satisfied with respect to an assignment, the assignee or its successor shall be deemed to be the sole Buyer, Seller or Seller Representative, as applicable, for all purposes of this Agreement, and AXA Equitable shall promptly amend its records to reflect the successor’s or assignee’s status as such.]

6.5	BUSINESS DAY

Business Day means generally any day on which the New York Stock Exchange (“NYSE”) is open for regular trading and generally ends at 4:00 pm Eastern Time (or as of earlier close of regular trading). If the Securities and Exchange Commission determines the existence of emergency conditions on any day, and consequently, the NYSE does not open, then that day is not a Business Day.

6.6	GOVERNING LAW

This Agreement will be governed by and construed in accordance with the laws of the state in which this Agreement is delivered.

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AXA EQUITABLE LIFE INSURANCE COMPANY

EXHIBIT A

FUNDING AGREEMENT SPECIFICATION FINAL TERM SHEET

Seller:	[ ]

Seller Representative:	[ ]

Buyer:	[ ]

Funding Agreement No.:	FA-[ ]

Effective Date:	[ ]

Maturity Date:	[ ]

Initial Purchase Payment Amount:	[ ]

Maximum Total of all Purchase Payments:	[ ]

Initial Crediting Rate:	[ ]

Initial Minimum Crediting Rate:	[ ]

Potential Subsequent Purchase Payments	[ ][N/A]

Account Administrator	[ ]

Paying Account	[ ]

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